U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1934 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

Wasanda Enterprises Inc. (1)
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   (Last)                           (First)             (Middle)

150 Signet Drive
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                                    (Street)

Weston,            Ontario          (CANADA)            M9L1T9
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


D'Angelo Brands, Inc. (DNGO.OB)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


December 20, 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]  Director                             [X]  10% Owner
     [ ]  Officer (give title below)           [ ]  Other (specify below)


________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [_]  Form filed by one Reporting Person
     [X]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                    3.           Disposed of (D)                 Beneficially   Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Owned follow-  Direct    Nature of
                                      2.            Code         ------------------------------- ing reporrted  (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             transactions   Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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

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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

                                                                          (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or       3.                Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-    Deemed   4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     Execu-   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    tion     action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       Date,    Code     of(D)         (Month/Day/Year)          Amount    ative    Following In-      ficial
Title of            Deriv-   if any   (Instr.  (Instr. 3,    ----------------          or        Secur-   Reported  direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-          Number    ity      Trans-    (I)      ship
Security            Secur-   Day/     -------  ------------  Exer-    tion             of        (Instr.  action(s) (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code       (A)   (D)   cisable  Date     Title   Shares    5)       (Instr.4) 4)       4)
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

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                                                                                Common
                                                                                Stock
                                                                                $.001
Warrants for Common                                           Immedi-           par
Stock (right to buy) $.06    12/20/02 P(2)     5,000,000      ately    12/19/07 value  5,000,000 (2)     5,000,000  (3)
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

(1) Wasanda Enterprises Inc. is wholly-owned by Sherfam Inc., which is wholly-owned by Shermco Inc., which is controlled by The Bernard Sherman 2000 Trust, of which Bernard C. Sherman is sole Trustee.

(2) Received from the Issuer in connection with a loan made to the Issuer and a subsidiary thereof.

(3) All of the Warrants are held directly by Wasanda Enterprises Inc. and indirectly by each of the other Reporting Persons.




WASANDA ENTERPRISES INC.

By:  /s/ Michael Florence                                       12/20/02
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                             JOINT FILER INFORMATION

(i)    Name:                                   Sherfam Inc.
       Address:                                150 Signet Drive
                                               Weston, Ontario (Canada) M9L1T9
       Designated Filer:                       Wasanda Enterprises Inc.
       Issuer & Ticker Symbol:                 D'Angelo Brands, Inc. (DNGO)
       Date of Event
         Requiring Statement:                  12/20/02
       Signature:  SHERFAM INC.

       By:   /s/ Bernard C. Sherman
             --------------------------------
             Bernard C. Sherman, Chairman

(ii)   Name:                                   Shermco Inc.
       Address:                                150 Signet Drive
                                               Weston, Ontario (Canada) M9L1T9
       Designated Filer:                       Wasanda Enterprises Inc.
       Issuer & Ticker Symbol:                 D'Angelo Brands, Inc. (DNGO)
       Date of Event
         Requiring Statement:                  12/20/02
       Signature:  SHERMCO INC.

       By:   /s/ Bernard C. Sherman
             --------------------------------
             Bernard C. Sherman, Chairman

(iii)  Name:                                   The Bernard Sherman 2000 Trust
       Address:                                150 Signet Drive
                                               Weston, Ontario (Canada) M9L1T9
       Designated Filer:                       Wasanda Enterprises Inc.
       Issuer & Ticker Symbol:                 D'Angelo Brands, Inc. (DNGO)
       Date of Event
         Requiring Statement:                  12/20/02
       Signature:  THE BERNARD SHERMAN
                   2000 TRUST

       By:   /s/ Bernard C. Sherman
             --------------------------------
             Bernard C. Sherman, Trustee

(iv)   Name:                                   Bernard C. Sherman
       Address:                                150 Signet Drive
                                               Weston, Ontario (Canada) M9L1T9
       Designated Filer:                       Wasanda Enterprises Inc.
       Issuer & Ticker Symbol:                 D'Angelo Brands, Inc. (DNGO)
       Date of Event
         Requiring Statement:                  12/20/02
       Signature:

       /s/ Bernard C. Sherman
             Bernard C. Sherman


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